Exhibit 10(f)

              LINCOLN NATIONAL CORPORATION
    EXECUTIVE DEFERRED COMPENSATION PLAN FOR EMPLOYEES
      Amended and Restated Effective January 1, 2001

This Lincoln National Corporation Executive Deferred Compensation Plan for Employees has been established and is maintained by Lincoln National Corporation ("LNC").

                             Section 1
                            Definitions

The following definitions are provided for key terms contained within this document:

1.01. Account. The term "Account" refers to a separate deferred compensation account established by the Employer in the name of each Participant.

1.02. Beneficiary. The word "Beneficiary" refers to an individual designated by the Participant to receive certain benefits enumerated in this Plan.

1.03. Benefits Administrator. The "Benefits Administrator" shall be the LNC Senior Vice President of Human Resources or any successor appointed by the Chief Executive Officer of LNC. The Benefits Administrator shall head the Plan's Administrative Committee and determine its membership.

1.04. Bonus. The term "Bonus" refers to an amount calculated by reference to the LNC 1997 Incentive Compensation Plan or, as determined by the Benefits Administrator, any bonus paid by an Employer.

1.05. Cause. "Cause" means (as determined by LNC in its sole discretion): (1) a conviction of a felony, or other fraudulent or willful misconduct by a Participant that is materially and demonstrably injurious to the business or reputation of LNC, or (2) the willful and continued failure of a Participant to substantially perform Participant's duties with LNC or a Subsidiary (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Participant's manager which specifically identifies the manner in which the manager believes that the Participant has not substantially performed the Participant's duties.

1.06. Change in Control. A "Change in Control" means that LNC has had a change of control as that term is defined in the LNC Executives' Severance Benefit Plan, as in effect immediately prior to the Change in Control. This definition shall always be identical to the definition of "Change in Control" contained in the LNC Executives' Severance Benefit Plan (or any successor plan). Any amendment of the definition contained in the LNC Executives' Severance Benefit Plan (or any successor plan) shall be deemed an amendment of the definition of Change in Control contained in this Plan.

1.07. Compensation. For purposes of the Plan, "Compensation" means the basic cash compensation paid or payable to a Participant by the Employer at regular intervals, plus the amounts by which such compensation is reduced pursuant to the Participant's voluntary election, but excluding bonuses, overtime earnings, service awards, and other special compensation. As determined by the Benefits Administrator, Compensation shall also include certain first-year and other commissions reported on IRS Form W-2.

1.08. Deferrals. The word "Deferrals" refers to the amount that a Participant specifies in his or her Election to defer pursuant to the terms and conditions of this Plan.

1.09. Election. The term "Election" refers to the act of the Participant of stating in writing that he or she intends to participate in the Plan.

1.10. Employer(s). The term "Employer" when used in the singular refers to LNC or any individual Subsidiary and when used in the plural
("Employers") refers to LNC and all subsidiaries collectively.

1.11. 401(k) Plan. The phrase "401(k) Plan" refers to the Lincoln National Corporation Employees' Savings and Profit-Sharing Plan.

1.12. Hardship. "Hardship" shall mean an unforeseeable emergency to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.13. Insider. "Insider" means an individual subject to the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934.

1.14. LNCC. "LNCC" means the Lincoln National Corporation Compensation Committee constituted as described in the LNC Bylaws.

1.15. Match. The term "Match" refers to a credit to the Participant's Account made by the Employer equal to (i) six percent (6%) of the Participant's Compensation and Bonus (up to $100,000 and fifty percent (50%) thereafter) for such year multiplied by the percentage determined under the 401(k) Plan for such calendar year representing the Employer contribution, less (ii) the actual Employer contribution to the 401(k) Plan pursuant thereto for such calendar year, less (iii) any amount the Employer decides in its sole discretion to pay directly to the Participant. If the Participant becomes eligible for the 401(k) Plan after the first payroll period of the year, the Match will be based only on the Compensation and Bonus (up to $100,000 and 50% thereafter) paid during or after the payroll period in which he or she becomes eligible.

1.16. Match Units. "Match Units" means phantom stock Units allocated pursuant to the Match.

1.17. Paid Units. "Paid Units" means phantom stock Units that the Participant has acquired pursuant to deferrals made by the Participant under this Plan.

1.18. Participant. The word "Participant" refers to an employee who is a member of a select group of management or highly compensated employees of the Employers who has been designated by an Employer as eligible to participate in the Plan.

1.19. Plan. The word "Plan" refers to this Lincoln National Corporation Executive Deferred Compensation Plan for Employees, including
Appendixes.

1.20. Subsidiary. The term "Subsidiary" means any corporation of which fifty percent (50%) or more of the voting stock is owned, directly or indirectly, by LNC. As determined by the Benefits Administrator, a corporation may be deemed to be a Subsidiary even if such percentage is less than fifty percent (50%).

1.21. Units. "Units" means phantom stock Units, including Match Units, Paid Units, Unpaid Units, and Vested Units.

1.22. Unpaid Units. "Unpaid Units" means phantom stock Units awarded to the Participant pursuant to the LNC 1997 Incentive Compensation Plan (rather than acquired pursuant to deferrals) that are subject to forfeiture.

1.23. Vested Units. "Vested Units" are phantom stock Units awarded to the Participant pursuant to the LNC 1997 Incentive Compensation Plan (rather than acquired pursuant to deferrals) that are no longer subject to forfeiture.

                           Section 2
          Eligibility, Participation and Disbursements

This Plan is maintained by Employers for the benefit of a select group of management and highly compensated employees. Pursuant to the Plan, eligible employees may elect to participate and receive disbursements.

2.01. The Benefits Administrator shall have discretion to determine the eligibility of employees to participate in this Plan; provided, however, that in order to be eligible, the employee must be a member of a select group of management or highly compensated employees of an Employer.

2.02. Under terms and conditions provided herein (including Appendixes hereto), each eligible employee may become a Participant by (a) electing to defer payment of Compensation, Bonus or both, (b) receiving a grant of Unpaid Units or (c) receiving a special employer credit under subsection 2.05.

2.03. Subject to the terms of this Plan, each Participant and the Employers may make the following types of annual Deferrals and Matches:

a. Each Participant may elect to defer a portion of his or her Compensation for a calendar year, not to exceed seventy percent (70%);

b. The Employer shall provide a Match if (i) the Participant has made "pre-tax contributions" to the 401(k) Plan in the maximum amount permitted under its terms for a calendar year, (ii) such contributions (for years after 1999) equal at least six percent (6%) of such Participant's eligible compensation under the 401(k) Plan and (iii) under this Plan, the Participant defers (for years after 1999) at least six percent (6%) of his or her Compensation and Bonus (up to $100,000 and 50% thereafter), either from the beginning of the calendar year or after such maximum amount under the 401(k) Plan shall have been contributed. The Match shall be deemed to be invested in LNC Phantom Stock; except that for years after 2000, only the matching amount, if any, in excess of $0.50 on the dollar will be deemed to be so invested.

c. The Participant may elect to defer a specified amount of Bonus that may be earned by the Participant during the subsequent calendar year and which is paid after the close of the calendar year to which the election relates; except that for any Bonus payable for years after 2000, the Participant may elect before September 1 of a year to defer a specified amount of his or her Bonus that may be earned that year and may be paid during the subsequent calendar year.

d. To the extent that a Participant who participates in the 401(k) Plan reaches the contribution limit thereunder, he or she may elect to defer the additional amounts that otherwise would have been contributed to the 401(k) Plan into this Plan.

2.04. The Participant shall file an Election with the Employer in the form specified by the Benefits Administrator, which form shall specify the timing and amount of any Deferrals (of Compensation, Bonus or both) under the Plan. For Deferrals of Compensation, the Participant shall file the Election prior to earning the Compensation, effective for payroll periods in the next calendar year; except that a newly eligible Participant may file an Election within thirty (30) days of becoming eligible, effective for prospective payroll periods. An Election shall be irrevocable for any calendar year; provided, however, that in the case of a Hardship withdrawal from the 401(k) Plan (or any defined contribution plan of Delaware Management Holdings, Inc. or its subsidiaries), the Participant's Election shall be automatically revoked under this Plan beginning with the first day of the next regularly scheduled payroll period and for the remainder of the calendar year and the entire calendar year immediately thereafter.

2.05. If a Deferral, Match or special employer credit is made for any calendar year, the Employer shall establish an Account in the name of the Participant, to which shall be credited all such Deferrals, Matches and credits made on behalf of such Participant. Special employer credits may have a vesting schedule and such other terms as are determined by the Benefits Administrator. The Employer shall also credit such Account with earnings that would otherwise accrue if the Account were actually invested in the investment options selected by the Participant from among the options offered from time to time by the Employer ("phantom investments"); provided, however, that any expenses incurred by an Employer (including expenses for Federal and State income taxes) in connection with such Participant's Account may be charged against the Participant's Account. Additionally, the Employer makes the following representations concerning the phantom investments available under the Plan:

a. Due care will be taken to credit Deferrals and Matches in proper proportions to sub-accounts for the phantom investments selected by the Participant.

b. The phantom investments available under this Plan are those set forth in Appendix A, including, but not limited to, phantom stock Units of LNC common stock ("phantom stock Units").

c. With respect to phantom stock Units (and effective September 30, 1999), actual shares of LNC common stock will be issued in settlement when the Participant's Account is actually paid to him or her. Before such settlement, no voting or other rights of any kind associated with the ownership of LNC common stock shall inure to any Participant whose Account is credited with phantom stock Units.

d. With respect to the other phantom investments available under the Plan, Participants have no rights to any assets of any funds used to determine the value of Accounts.

e. Subject to Section 3.01(b), Participants may reallocate phantom investments under conditions prescribed by the Benefits Administrator. LNC reserves the right to eliminate, change and add phantom investments at any time. LNC is under no obligation to offer any particular phantom investment option.

2.06. The Participant's Account shall be disbursed in accordance with Appendix A, as determined in the sole discretion of the Benefits Administrator. Effective September 30, 1999, a Participant's Account will be paid in the form of (a) shares of LNC common stock, to the extent the Account consists of LNC phantom stock Units (with fractional Units paid in cash); and (b) cash, to the extent the Account is allocated to other phantom investments. In the case of a Participant providing services to an Employer in a country other than the United States, the Account shall be disbursed as determined in the sole discretion of the Benefits Administrator.

2.07. A Participant may request an immediate, accelerated distribution from his or her Account in the event such Participant has incurred a severe financial Hardship. Payments under this Plan for a severe financial Hardship will not be made to the extent that such Hardship is relieved through insurance proceeds, liquidation of the Participant's assets (only to the extent that such liquidation would not itself cause a severe financial Hardship) or by cessation of Deferrals under this Plan. Payments for severe financial Hardship under this Plan are limited to the extent necessary to comply with the standards set forth in Treas. Reg. Section 1.457-2. The Benefits Administrator, in his sole discretion, shall determine whether the Participant has incurred a severe financial Hardship and may grant the immediate, accelerated distribution of all, or a portion of, the amounts then credited to the Participant's Account; provided, however, that such distribution shall not exceed the amount necessary for such Participant to alleviate the severe financial Hardship. If a Participant is an Insider, then such Participant is not eligible for Hardship withdrawals from this Plan.

2.08. The Participant may designate a Beneficiary to receive amounts payable to him or her under this Plan in the event of death. The
Participant may revoke or change a Beneficiary designation and name a new Beneficiary by filing a written notice of revocation or other notice of change of Beneficiary, in accordance with rules or information provided by the Benefits Administrator.

2.09. Interests in this Plan cannot and shall not be transferred, assigned, pledged or encumbered. Prior to the time payment is actually made to the Participant or his or her Beneficiary, such Participant or Beneficiary shall have no rights by way of anticipation or otherwise to assign or dispose of any interest under this Plan.

2.10. Eligible employees of Delaware Management Holdings, Inc. ("DMH") or its subsidiaries who become Participants are referred to in this subsection as "DMH Participants". In the event that a DMH Participant's Deferral of Compensation under the Plan causes a reduction in the amount that would have otherwise been contributed to the Delaware Management Company Employee Profit Sharing Plan or any successor thereto ("Delaware Plan"), an amount equal to such reduction shall be credited to this Plan as soon as practicable after the contribution is made to the Delaware Plan. The Accounts of eligible DMH Participants shall be credited with an amount equal to (i) seven and one-half percent (7_%) of the Participant's Compensation and Bonus (up to $100,000 and 50% thereafter) for the calendar year, less (ii) the actual Employer contribution to the Delaware Plan pursuant thereto for such calendar year, less (iii) any amount the Employer decides in its sole discretion to pay directly to the Participant; provided, however, that for 2001 such crediting shall be effective April 1, 2001 and take into account only such Compensation, Bonus and contribution paid on and after April 1, 2001.

                       Section 3
           Administration of Phantom Stock Units

3.01. Administration of Match Units, Paid Units and Vested Units.

a. General. The administration of the Match Units, Paid Units and Vested Units shall be done in accordance with rules and definitions that the Benefits Administrator shall in his or her absolute discretion develop from time to time. The Benefits Administrator may delegate his or her responsibilities to other persons, or retain the services of lawyers, accountants, or other outside third parties to assist with the administration of the Plan.

b. Restrictions on Transfers. A Participant may transfer amounts out of other phantom investments and into Units pursuant to an election made during a thirty (30) day window period following the release of either a quarterly report of earnings of LNC or the annual report to shareholders; provided, however, that an Insider may transfer amounts from other deemed phantom investments into Units only if it is determined that such transfer will not result in a violation of Section 16 of the Securities Exchange Act of 1934. After November 5, 1999, Participants may not transfer amounts out of Units (Participants formerly could transfer amounts out of Units and into other deemed phantom investments pursuant to an election made prior to November 6,
1999).

3.02. Administration of Unit Grants. The LNCC has full and complete authority in its discretion to grant awards of Unpaid Units pursuant to the LNC 1997 Incentive Compensation Plan, to be credited to Participant Accounts under this Plan. The LNCC shall determine the terms and conditions pertaining to such awards.

3.03. Phantom Dividends on Units. To the extent dividends are paid by LNC on common stock of the same class as the Units, Participants will be credited with phantom dividends. Phantom dividends shall be calculated, on each dividend payment date, as an amount equal to the product of the dividend paid on a share of common stock multiplied by the number of Units as of the record date. Any dividends on Unpaid Units are subject to the terms and conditions pertaining to such awards.

3.04. Determination of Price for Units. The value of a Unit shall be equal to the final sales price quoted by the New York Stock Exchange Composite Listing of a share of LNC common stock of the same class as the Units on the business day on which the calculation is made.

3.05. Changes in Capital and Corporate Structure. In the event of any change in the outstanding shares of LNC common stock by reason of an issuance of additional shares, recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the number of phantom stock Units held by Participants under the Plan shall be proportionately adjusted, in an equitable manner. The foregoing adjustment shall be made in a manner that will cause the relationship between the aggregate appreciation in outstanding common stock and earnings per share of LNC and the increase in value of each phantom stock Unit granted hereunder to remain unchanged as a result of the applicable transaction.

3.06. Voting. Participants shall not be entitled to any voting rights with respect to LNC common stock because their Accounts contain Match Units, Paid Units, Unpaid Units or Vested Units.

3.07. No Assignment. Units cannot be assigned, transferred, pledged or otherwise encumbered.

                          Section 4
                        Miscellaneous

4.01. This Plan does not and is not intended to create a contract of employment. The provisions of this Plan shall not limit the right of the Employer to discharge the Participant nor limit the right of the Participant to voluntarily terminate from the service of the Employer.

4.02. The rights of the Participant under this Plan (as well as any right of his or her Beneficiary or estate) shall be solely those of an unsecured general creditor of the Employer and such rights shall not constitute an interest in any specific asset of the Employer. LNC may establish one or more "rabbi trusts" in connection with the Plan, provided that such trusts shall not be deemed to cause the Plan to be anything other than unfunded for purposes of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended.

4.03. The Plan shall be administered by the Benefits Administrator, who shall have complete discretion to interpret the Plan, resolve issues pertaining to Plan eligibility, determine benefits payable under the Plan and take whatever action that he believes is necessary or desirable for such administration, including but not limited to (a) establishing administrative rules consistent with the provisions of this Plan, (b) delegating his responsibilities to other persons, (c) retaining the services of lawyers, accountants or other third parties to assist with the administration of the Plan, (d) making equitable adjustments under the Plan (including retroactive adjustments) to correct mathematical, accounting or factual errors made in good faith by the Employer or a Participant (and any such adjustments will be final and binding on all persons) and (e) directing Employers to deduct from all Accounts, payments and distributions under the Plan any federal, state or local taxes or such other amounts as may be required by law to be withheld (alternatively, the Benefits Administrator may charge each Participant a flat fee based upon the amount of money deferred pursuant to the Plan, for purposes of covering any such taxes or other amounts).

4.04. LNC retains the right to amend this Plan prospectively at any time. This Plan may be amended by action of the Board at a meeting held either in person or by telephone or other electronic means, or by unanimous consent in lieu of a meeting. The Board may delegate this amendment power to an officer of LNC or committee of the Board, in whole or in part, by resolution adopted by the Board. Pursuant to Resolution Number 1467 of the Board, adopted January 11, 1995, the Chief Executive Officer of LNC has been authorized to make any modification to this Plan if such modification is (1) in the opinion of counsel, required by local, state or federal law or regulation or (2) estimated to cost LNC no more than $5,000,000 (actuarial present value of all Plan changes made in the same year) for the next five (5) calendar years after the effective date of such modification.

4.05. LNC, by action of the Board, may terminate this Plan for any reason at any time. The Plan will terminate as to all of the Employers on any date specified by LNC if thirty (30) days' advance written notice of the termination is given to the Employers. The Plan will terminate as to any individual Employer on the first to occur of the following:

a. the date it is terminated by that Employer if thirty (30) days' advance written notice is given to LNC;

b. the date that the Employer is judicially declared bankrupt or insolvent;

c. the dissolution, merger, consolidation or reorganization of the Employer, or the sale by that Employer of all or substantially all of its assets, except as otherwise determined by the Benefits
Administrator; or

d. the date specified by the Board in an action terminating this Plan for one or more specific Employers provided that thirty (30) days' advance written notice is given to the Employer prior to termination of the Plan.

4.06. If a Subsidiary ("Affected Corporation") shall have ceased to meet the definition of "Subsidiary" as a result of sale, merger or other disposition by LNC, then LNC may negotiate with the Affected Corporation or the entity purchasing the Affected Corporation (or both) to have the Affected Corporation assume responsibility for the Plan and all liabilities for Accounts of Participants employed by the Affected Corporation (or of Participants to be employed by the purchaser, or both). A Participant who remains employed by an Employer may continue to participate in the Plan.

4.07. This paragraph shall apply if LNC determines that any Subsidiary does not have sufficient capital to pay its liabilities under the Plan when due (but shall not apply if and when such organization no longer meets the definition of "Subsidiary" under the Plan). To the extent of LNC's determination, the trustees of the LNC rabbi trust(s) ("Trusts") shall pay each Participant from that Subsidiary his Account balance (in accordance with the terms of the Plan). If the assets within the Trusts are insufficient to make any such payment, LNC shall ensure that such payment is made in full. LNC may require each such Subsidiary to reimburse either the trustees or LNC for amounts paid on its behalf.

4.08. By participating in the Plan, a Participant waives the right to litigate any dispute pertaining to the Plan in any court of otherwise competent jurisdiction. If a Participant disagrees with any decision, action or interpretation pertaining to the Plan, he or she may submit in writing a full description of the disagreement. The determination of the Benefits Administrator in reference to any such disagreement shall be final, binding and conclusive upon all persons.

4.09. Any amount payable under this Plan to an incompetent or otherwise incapacitated person may, at the sole discretion of the Benefits Administrator, be made directly to such person or for the benefit of such person through payment to an institution or other entity caring for or rendering service to or for such person or to a guardian of such person or to another person with whom such person resides. The receipt of such payment by the institution, entity, guardian or other person shall be a full discharge of that amount of the obligation of the Employer to the Employee or Beneficiary.

4.10. This Plan shall be governed and construed in accordance with the laws of the State of Indiana. When appropriate, the singular nouns in this Plan include the plural, and vice versa. If any provision of this Plan is deemed invalid or unenforceable, the remaining provisions shall continue in effect.

This amendment and restatement of the Lincoln National Corporation Executive Deferred Compensation Plan for Employees is hereby approved.


--------------------------------------------              -------------
Jon A. Boscia                                             Date
President and Chief Executive Officer
Lincoln National Corporation


                             APPENDIX A

                           [LOGO OMITTED]

                    LINCOLN NATIONAL CORPORATION
                        EXECUTIVE DEFERRED
                         COMPENSATION PLAN
                           FOR EMPLOYEES

                       --  PLAN OVERVIEW --

                    [GRAPHIC OMITTED: LINCOLN]

                          January 1, 2001

                             CONTENTS

I. PLAN OVERVIEW

II. PLAN DESCRIPTION

A. Eligibility

B. Deferral Provisions

C. Vesting

D. Account Characteristics

E. Investment Options

F. Choosing a Beneficiary

G. Distributions and Taxes

H. Other Important Facts about the Plan

I. Participant Communications

III. ENROLLMENT PROCESS

I. PLAN OVERVIEW

As you know, the compensation and benefits package provided to all Lincoln Financial Group ("LFG ") employees has been designed to deliver a competitive total compensation package. However, in recognition of the services provided by certain designated individuals, LFG has developed the Lincoln National Corporation Executive Deferred Compensation Plan for Employees ("Plan"). This Plan is being amended effective January 1, 2001. New phantom investment options identical to the investment options available under the 401(k) Plan will replace the current phantom investment options effective January 1, 2001. Accounts under the current Plan and any Account balance you have under the Deferred Compensation Plan of CIGNA Corporation that was transferred to LNC on January 1, 1998 will be transferred to the new investment options under this Plan effective January 1, 2001. Investments under the current Plan in LNC common stock must remain invested in LNC stock and pre-1996 investments in the CIGNA Plan must remain in the guaranteed fund. The remaining Account balances will be transferred to the new investment Short Term Account and can then be transferred to any of the other twenty-five (25) new investment options available for investment effective January 1, 2001.

* Each year, you may elect to defer receipt of up to seventy percent (70%) of your Compensation and up to one hundred percent (100%) of your Bonus. You must make this election before January 1 of each year for deferral of annual Compensation and prior to September 1 in the year prior to the year the Bonus is payable.

* The investment performance of your deferral will depend upon the performance of the investment options that you select from the twenty-six
  (26) investment options.

* Your Account balance attributable to your pre-tax deferral, company match, Delaware Retirement Plan contribution and investment performance is one hundred percent (100%) vested. Your Account balance attributable to any special employer credits may be subject to a vesting schedule.

* The deferrals that you make to this Plan during the year will be eligible to receive a company match equal to the match which would have been made to the LNC Employees' Savings and Profit Sharing Plan [401(k) Plan] had you not made a deferral under this Plan and had there not been any IRS limits on contributions. (Deferrals into the Plan by Delaware employees who do not become eligible for the 401(k) Plan until April 1, 2001, will not be eligible for any company match prior to April 1, 2001.) To be eligible for the company match you must elect to defer at least six percent (6%) of your Compensation and Bonus. You may elect to start such deferral effective January 1 of a plan year or defer the start of the deferral until you have contributed the maximum allowed to the 401(k) Plan (currently $10,500).
  The basic match (fifty percent match) will be credited to your deferred compensation Account and will be invested in accordance with the investment direction you have indicated for new money going into the Plan. The additional match (up to one hundred percent) will be credited to the LNC common stock Account annually. This additional match will be credited to your Account at the same time the additional match provided under the 401(k) Plan is made to that plan for the previous year's deferrals, and will be based on the same factor for the additional match made to the 401 (k) Plan for that year. Failure to elect an adequate deferral under this Plan will result in you not receiving the total company match to which you would have been entitled under the 401(k) Plan had there been no IRS contribution limitations. "Adequate" means at least six percent
  (6%) of your Compensation and Bonus, either from the beginning of a year or after the maximum amount under the 401(k) Plan shall have been contributed.

* If you are an employee of Delaware Management, Compensation and Bonus (up to $100,000 and 50% thereafter) paid to you after March 31, 2001 in excess of the IRS 401(a)(17) limit -- currently $170,000 -- will be eligible for an employer contribution to this Plan equal to the additional contribution that would have been made to the Delaware Retirement Plan had there been no IRS limits. Such crediting of employer contributions to this Plan will be made as soon as practicable after the contribution is made to the Delaware Retirement Plan. This contribution will be invested in accordance with the investment direction you have indicated for new money going into the Plan. You are not required to make an elective deferral under the Plan to be eligible for this additional contribution.

The Plan is referred to as a "non-qualified" plan because it is not provided for under section 401 of the Internal Revenue Code. The non-qualified nature of the Plan allows LNC to offer this Plan to only select executives.

----------------------
2 This match will be reduced by any match amount the employer makes to the 401(k) Plan or decides to pay directly to you.

Unlike investments in the "qualified" 401(k) Plan, this non-qualified Plan is not protected against LNC insolvency. These assets are available to creditors of the organization. As a result, your Account balance would not be guaranteed if LNC became insolvent.

                      II. PLAN DESCRIPTION

A. Eligibility

This Plan is being offered to select employees of LFG. You will be eligible for the Plan if you have an annual established Compensation of at least $100,000 or you are at an officer level with base salary of at least $100,000 per year. Once you are a Plan participant, you continue to be a participant. However, you will not be eligible to make a deferral for a plan year if your prior year's base salary or established Compensation is less than $100,000.

New employees are eligible to participate if they are hired at an officer level with a base salary of at least $100,000 and they enroll in the Plan within thirty (30) days of their hire date.

B. Deferral Provisions

Under this Plan, you may elect to defer up to seventy percent (70%) of Compensation and up to one hundred percent (100%) of Bonus. You must make this election before January 1 of each year (prior to September 1 for deferral of any Bonus). In addition, or in lieu of a deferral beginning January 1, you may also elect to have deferrals of at least six percent (6%) commence after you have contributed the maximum deferral permitted under the 401(k) Plan.

You may elect to defer payment of your Account until termination or retirement or to any one of the following pre-established in-service pay-out year Accounts - the year 2005 Account, 2010 Account, 2015 Account or 2020 Account - and in five (5) year increments afterwards. You can defer into only one Account per year (for example, the year 2005 Account or the retirement account, but not both). In the second year, you may defer into a different Account than your first year deferral (for example, 2005 for the first year deferral, 2010 for the second year deferral). In the third year, you may defer into an Account different from those selected for the first two years' deferrals.

For 2001 and 2002 you will be permitted to defer to any pre-established pay-out year as described above (for example, 2005, 2010, 2015, etc.). However, in 2003, you will be prohibited from deferring to the 2005 Account. If you choose to defer to an in-service pay-out date in 2003, you would then be required to defer until 2010, 2015, 2020, etc. (a pay-out year which is at least three (3) years later than the deferral year) or retirement. This provision is necessary to avoid being deemed in constructive receipt of amounts deferred resulting in immediate taxation to you. The maximum number of Accounts permissible under this Plan is three, two in-service pay-outs and a retirement account.

You are not required to defer part of your Compensation and Bonus each year; however, if you do not, you will not receive any restoration of lost company match due to IRS limitations on the 401(k) Plan.

If you elect to defer contributions to a pay-out year Account that is payable after your retirement or separation from service, the distribution of these funds will not start until that future date and not at your retirement or separation from service, subject to the Plan terms and conditions detailed in Section G, Distributions and Taxes.

You will be allowed to re-defer any pay-out year Account until retirement. This must be elected at least one full calendar year prior to the distribution date for that pay-out year Account. For example, if you elect to defer into the 2005 Account, you may re-defer that Account balance into the retirement account provided that the request is made by December 31, 2003. Amounts re-deferred can only be re-deferred one time and only until retirement.

In the absence of a properly and timely completed re-deferral, all scheduled distributions will be made to participants even if this is before termination or retirement. For example, if you have money deferred to the year 2010 Account, you will receive it in the year 2010 even if you retire in the year 2012.

You may not receive your distribution before the pay-out year that you selected except in the case of death, permanent disability as defined in the Lincoln National Corporation Employees' Long Term Disability Plan or financial hardship. However, the Plan will also allow for an in-service distribution at your discretion. If you elect an in-service distribution, other than those provided for in accordance with plan provisions, the amount paid to you will be subject to a ten percent (10%) penalty as well as income taxes. Furthermore, the participant will not be allowed to make additional deferrals into the Plan for the remainder of the Plan year plus all of the following year.

Hardship withdrawals are permitted only if the participant is faced with an unforeseeable financial emergency. An unforeseeable financial emergency is defined as "severe hardship to the participant resulting from a sudden and unexpected illness or accident of the participant or a dependent of the participant, loss of the participant's property due to casualty or other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant."

C. Vesting

You are immediately vested in the amounts in your Plan Account attributable to your deferral elections, the company match and any Delaware Retirement Plan contributions. Your Account balance attributable to any special employer credits may be subject to a vesting schedule.

D. Account Characteristics

For purposes of recordkeeping, a separate account(s) will be established in your name.

The investment performance of your Account balance will be tied to the performance of your choice among professionally managed funds, a guaranteed Account and LNC stock.

You may change your investment allocation daily, with the exception of money allocated to LNC stock and pre-1996 money from the former CIGNA deferred compensation plan which must remain in LNC stock and the guaranteed Account respectively. In addition, transfers into LNC stock are limited to open window periods and insider trading rules. LNC reserves the right to eliminate, change and add investment options at any time. LNC is under no obligation to offer any particular investment option or to effectuate a selection by you. Any selection shall be treated by LNC as a mere expression of investment preference on your part.

E. Investment Options

LNC has selected LNC common stock, twenty-four (24) professionally managed funds and a guaranteed Account as "investment" options for measuring gains and losses in your Account. These are "phantom" investments. Your Account value will be based upon the performance of the investment options you select as if money had actually been invested in those funds. You should be aware that your deferrals will not actually be invested in the investments you select, but rather the Plan record keeper will keep records of your "phantom" investments and resulting investment performance. Your deferrals will remain assets of LNC until time of distribution to you. Your election will merely ensure that the value of your Account balance will "mirror" the performance of the investments you select. In the future LNC may change the nature of the investments offered as well as the specific investment vehicles selected to achieve the investment goals.

--------------------------------------
3 Transfers are limited to one per day.

Except for the additional company match, which is invested in LNC common stock, new money going into this Plan (your deferrals, the basic company match and the Delaware Retirement Plan contribution) will be invested in the manner you select for your deferrals. New money going into the Plan will be invested in the Short Term Account if you have not made an investment direction for new money.

The following investment options are available at this time. LNC reserves the right to select alternative investments at its sole discretion. These are the same investments currently offered under the 401(k) Plan.

1. Lincoln National Corporation Common Stock
2. Guaranteed
3. Short Term
4. Government Bond
5. Government/Corporate Bond
6. Delaware Global Bond
7. High Yield Bond
8. Conservative Balanced
9. Balanced
10. Aggressive Balanced
11. Delaware Growth and Income
12. Mid-Cap Growth Equity
13. Medium Capitalization Equity
14. Deutsche VIT Small Cap Index
15. Small Capitalization Equity
16. Value Equity
17. Core Equity
18. Deutsche VIT Equity 500 Index
19. VIP II Contrafund
20. Janus Account
21. Mid-Cap Value
22. Social Awareness
23. Large Capitalization Equity
24. International Equity
25. T. Rowe Price International Equity
26. Global Growth

Complete information on each of the investment options will be included in the enrollment kit.

F. Choosing a Beneficiary

When you enroll you will be asked to designate a beneficiary (the person who will be entitled to receive the value of your Account if you die). You may name anyone you wish as your beneficiary. Existing Plan Participants must still provide a beneficiary designation.

You may, if you wish, name more than one person as beneficiary. If you name more than one person, however, you should specify the percentage you wish paid to those persons. Otherwise, the beneficiaries will share the Account value equally.

If you do not have a beneficiary on file, or if your beneficiary dies before you and you have not named a contingent beneficiary, the value of your Account will be payable to your spouse, if living, and otherwise to your estate.

At any time you may change your beneficiary by filing a new designation of beneficiary form with the Plan Administrator. The change will be effective on the date you submit the form.

G. Distributions and Taxes

Your LNC Stock Account will be settled with actual shares of LNC common stock. Distributions of all other Account values will be in cash.

For distributions at selected pay-out years other than death or disability, you will receive your distribution in a lump-sum payment unless you file for a five (5) year payment option at least one full calendar year prior to distribution date.

At termination or retirement, you will receive distribution of your retirement account in a lump-sum payment unless you file for any of the following payment options at least one full calendar year prior to the distribution date:

* Five-year installment payments
* Ten-year installment payments
* Fifteen-year installment payments
* Twenty-year installment payments

--------------------------
4 Beneficiary can be a person or other entity such as a trust.

For example, if you choose five (5) year installment payments, you will receive 1/5 of your total Account balance the first year, 1/4 of the remaining Account balance the second year, 1/3 of the remaining Account balance the third year, 1/2 of the remaining Account balance the fourth year and all of the remaining balance the final year. You may elect a different payment option for your LNC stock than you elect for distribution of the balance of your Account.

In the event of death or total disability prior to the commencement of distributions, you or your beneficiary will receive a lump sum unless you have filed an election for one of the alternate distribution options
available for termination or retirement.   Such election for an
alternate distribution must be on file at least one full calendar year prior to your death or total disability.

You will need to make a separate distribution pay-out election for each separate pay-out year Account. However, you will have a one-time option per distribution year elected to amend your distribution pay-out option. Such election must be made at least one full calendar year prior to the scheduled distribution date while still employed by LNC. For example, if you elect to defer to 2005 and do not elect an installment option, you will receive your distribution in a lump sum in 2005. However, you may change to a five (5) year pay-out option if you make the election by at least December 31, 2003 (one full calendar year prior to the scheduled distribution year).

At termination or retirement, your Account balance will be paid in a lump sum or in installment payments as specified in your Distribution Pay-out Option form. Retirement is defined as separation of service with LNC at age fifty-five (55) or later with five (5) or more years of service. Termination is defined as voluntary or involuntary separation from employment other than for cause or fraud. If you have elected to defer to a pay-out year Account beyond your date of termination or retirement, distribution of those funds will start in that future year as specified on your Distribution Pay-out Option form.

For distributions at termination or retirement, you will be permitted to make an election for distribution of your LNC Stock Account that is different than the election for distribution of your Account balance tied to other investments you have selected. Any separate distribution elections must be made at least one full calendar year prior to the scheduled distribution date. Your LNC Stock Account will be settled with actual shares of LNC common stock. Distribution of all other Account values will be in cash.

All distributions payable as a result of your retirement or termination will be payable beginning on February 5 of the calendar year following your retirement or termination. Pre-established pay-out year distributions will be payable beginning February 5 of the year you elected for the distribution. Your Account will be valued as of the close of business on February 5 or on the last business day preceding February 5. You should receive your distribution within two (2) weeks of that date. Distributions of LNC stock should be received within six (6) weeks of February 5.

If you are terminated involuntarily for cause, you will forfeit employer contributions and appreciation on those contributions. If you are terminated involuntarily for fraud, you will forfeit employer contributions plus appreciation. In addition, employee deferrals plus appreciation will be forfeited only in an amount sufficient to allow LNC to recover any balances due LNC from you.

In any event, LNC will have a right of offset from the distribution of your Account balance in an amount equal to any balance owed LNC by you.

In the event of your death or disability prior to the complete distribution of your Account balance, your remaining Account balance will continue to be paid to you or your beneficiary(ies) in accordance with your elected pay-out option.

In the event of a qualifying financial hardship, the Benefits Administrator will direct that you be paid from your Account balance an amount in cash sufficient to meet the financial hardship. In the event the amount needed to satisfy the hardship is greater than the value of your Account invested in other than LNC stock, the balance will be paid to you in shares of LNC Stock.

The Plan will also allow for a non-hardship withdrawal. If you make a non-hardship withdrawal, the amount elected to be withdrawn must be at least fifty percent (50%) of your Account value and will be subject to a ten percent (10%) penalty (i.e. it will be reduced by ten percent (10%) and you will forfeit that amount). You will then be ineligible to make future deferrals into the plan until the beginning of the second year after the year in which you elected to take an in-service distribution. No company match or Delaware Retirement Plan contributions would be made during this period of suspension. For example, if you elect a non-hardship withdrawal in 2002, you will be ineligible to defer any portion of your Compensation and Bonus until January 2004.

Since this plan is a non-qualified plan, distributions are taxable as ordinary income in the year that you receive them. Income taxes will be withheld, if required, in accordance with federal, state and local income tax laws. Because of the nature of this plan, you cannot "roll over" distributions from this plan into a qualified plan such as your IRA or another employer's savings plan.

If your distribution includes LNC stock or cash plus LNC stock and you do not have a cash distribution large enough for the tax withholding, shares of stock scheduled for distribution will be sold to satisfy the tax withholding requirement.

Distributions from Accounts with balances less than $10,000 will be payable in a lump sum in all circumstances. For example, if your Account balance is $15,000 and you elect five annual installments and your balance at the third installment is $9,000, you will receive a total distribution in that year and no further installments.

H. Other Important Facts about the Plan

Participation in this Plan is not an employment contract between you and LNC either expressed or implied. The existence of the Plan and participation in it does not in any way guarantee you the right to continue your employment relationship with LNC.

LNC reserves the right to amend or terminate the Plan at any time. If the Plan were terminated, the Plan would continue until all distributions were made under the terms of the Plan. You will be informed of changes to the Plan.

I. Participant Communications

You will receive quarterly statements that will be itemized to show the balances in each of your Accounts, including any gain or loss on your investment selections.

                    III. Enrollment Process

To enroll in the Plan, you must complete the following forms contained in your enrollment kit:

* Deferral Election/Distribution Form

* Investment Election Form

* Beneficiary Designation Form


                          APPENDIX B

                Lincoln Financial Distributors
                   Level Four Wholesalers

This Appendix describes the special employer credit, pursuant to subsection 2.05 of the Plan, for "level four" wholesalers of Lincoln Financial Distributors, Inc. (LFD), Participants hereunder.

The President and Chief Executive Officer of LFD (or his delegate) shall determine the amount of credit, if any, for each Participant for each calendar year. Such credit shall be made as soon as practicable after it has been determined (generally on February 1 and in reference to the previous year), may vary by Participant and shall be based on performance and other criteria determined by LFD. The first credit (for the year 2000) shall equal $25,000 for each Participant and will be retroactively credited as of February 1, 2001 to the Short Term fund. Each credit (adjusted for gains and losses under the Plan) will vest at the beginning of the fourth calendar year after the calendar year in which it shall have been credited; except that all of a Participant's credits shall vest at retirement, death or in the case of total disability. "Retirement" means termination of employment at age 55 years or later with at least 5 vesting years of service under the LNC Employees' Retirement Plan. "Total disability" shall be determined by the Benefits Administrator, who may apply criteria contained in any LTD plan or coverage provided by LNC or its subsidiaries. The amount of unvested credits (adjusted for gains and losses under the Plan) shall be forfeited upon the Participant's termination of employment with LNC and its subsidiaries.

After a credit has vested, the amount of the credit (adjusted for gains and losses under the Plan) shall be paid in February of the next in-service distribution year under the Plan unless the Participant elects to defer distribution until retirement or other termination of employment. Such election must be filed with the Plan's recordkeeper more than one full calendar year before such in-service distribution year. The amount of credits (adjusted for gains and losses under the Plan) shall not be considered eligible compensation under any other plan of LNC or its subsidiaries.

Approved:
           -----------------------
           Benefits Administrator

           -----------------------
           Date